Exhibit 2.1

Execution Version

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (“Agreement”) is made effective as of September 7th, 2022 (the “Effective Date”) by and among Bollinger Motors, Inc., a Delaware corporation (the “Company”), Mullen Automotive, Inc., a Delaware corporation (the “Purchaser”), and Robert Bollinger in his individual capacity (“Bollinger”).

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, 282,825 shares (the “Company Shares”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), representing 31.17% of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents), on and subject to the terms and conditions of this Agreement; and

WHEREAS, simultaneously with execution of this Agreement, the Purchaser will purchase from certain stockholders of the Company up to an additional 261,522 shares of the Company’s Common Stock, representing 28.83% of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents), on and subject to the terms and conditions of a Secondary Common Stock Purchase Agreement, in substantially the form attached hereto as Exhibit A (the “Secondary Purchase Agreements”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

1              Authorization and Sale of Common Stock.

1.1           Authorization of Common Stock. The Company has duly authorized the sale and issuance of the Company Shares to Purchaser.

1.2           Sale of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall sell and issue to the Purchaser, and the Purchaser shall purchase from the Company, the Company Shares at an aggregate purchase price of an amount equal to (a) $77,000,000 minus (b) and amount equal to sixty percent (60%) of the Estimated Accrued Taxes (the “Purchase Price”).

1.3           Escrow/Payment to the Company.

(a)            Closing Payment. On the Closing, the Purchaser will pay $15,000,000 to the Company.

(b)            Cash Escrow. Immediately prior to the Closing, the Purchaser shall deposit $30,000,000 of the Purchase Price to the Escrow Agent to be held in a cash escrow account (the “Cash Escrow Account”) pursuant to the terms of an escrow agreement, in substantially the form attached hereto as Exhibit B (the “Cash Escrow Agreement”). The $30,000,000 deposited into the Cash Escrow Account will be automatically released, without any right to offset or claim except as otherwise provided in the Cash Escrow Agreement, to the Company pursuant to the Cash Escrow Agreement and the following schedule: (a) on or before the fifth Business Day of November 2022 $7,500,000 will be paid to the Company; (b) on or before the fifth Business Day of February 2023 $7,500,000 will be paid to the Company; (c) on or before the fifth Business Day of May 2023 $7,500,000 will be paid to the Company; and (c) on or before the fifth Business Day of August 2023 $7,500,000 will be paid to the Company. The parties agree that, until released, the Cash Escrow will be treated as property of the Purchaser for Tax purposes.

(c)            Installment Payments. After the Closing, the Purchaser will pay $32,000,000 to the Company by making installments in accordance with the following schedule: (a) within thirty (30) calendar days after Closing $10,000,000 will be paid to the Company; (b) on or before the fifth Business Day of November 2022 $5,500,000 will be paid to the Company; (c) on or before the fifth Business Day of February 2023 $5,500,000 will be paid to the Company; and (d) on or before the fifth Business Day of May 2023 $5,500,000 will be paid to the Company, and (e) on or before the fifth Business Day of August 2023 $5,500,000 (collectively, the “Installment Payments”), the payment of which Installment Payments shall be secured by the Reserved Shares in accordance with Section 1.3(d).

(d)            Stock Reservation. Immediately prior to the Closing, the Purchaser shall enter into an agreement with the Transfer Agent the Company and Bollinger in substantially the form attached hereto as Exhibit C (the “Stock Reservation Agreement”), whereby the Purchaser shall instruct the Transfer Agent to reserve for issuance in the name of the Company shares of common stock of the Purchaser valued at $38,400,000 (calculated using the five (5) trading day volume weighted average price, which shall be determined for any trading day (or any trading period) via a Bloomberg Terminal) (the “Reserved Shares”). The number of Reserved Shares shall be adjusted on a quarterly basis to ensure that the value of such Reserved Shares is at all times equal to at least one hundred twenty percent (120%) of the unpaid Installment Payments. The Reserved Shares will act as security and collateral for the Installment Payments, subject to the terms and conditions set forth in the Stock Reservation Agreement.

(e)            Indemnity Shares. At Closing, and in connection with the closing under the Secondary Purchase Agreement by and between Bollinger and the Purchaser, the Purchaser will provide the Transfer Agent with an escrow restriction to be applied to the shares of Purchaser’s common stock issued to Bollinger valued at $10,000,000 (calculated using the five (5) trading day volume weighted average price, which shall be determined for any trading day (or any trading period) via a Bloomberg Terminal for the five (5) day trading period ending two (2) days prior to the date hereof (the “Indemnity Shares”). The Indemnity Shares will remain subject to the escrow restriction for eighteen (18) months, subject to extension in connection with any claims for indemnification made by a Purchaser Indemnified Person pursuant to Section 9 of this Agreement. For the avoidance of doubt, the Indemnity Shares shall not be a cap for Indemnity Claims by Purchaser Indemnified Persons based on Fraud or a violation of Section 8.2 by Bollinger, which are capped, in the aggregate along with all other claims pursuant to Section 9 at the amount of the Purchase Price actually received by the Company hereunder (the “Company Purchase Price Cap”) or Bollinger under his Secondary Purchase Agreement (the “Bollinger Purchase Price Cap,” and collectively with the Company Purchase Price Cap, the “Purchase Price Cap”), and the Purchaser Indemnified Persons shall have the right to seek and collect Indemnity Claims from the Company and/or Bollinger, as applicable, for such Indemnity Claims in excess of the Indemnity Shares up to the Company Purchase Price Cap with respect to the Company and the Bollinger Purchase Price Cap with respect to Bollinger. Bollinger shall retain all voting rights associated with the Indemnity Shares unless they are transferred to the Purchaser to resolve an Indemnity Claim. All dividends, distributions or other payments on or on account of the Purchaser’s common stock being held as Indemnity Shares shall be paid to Bollinger. The parties agree that the Indemnity Shares will be treated as property of Bollinger for Tax purposes, except to the extent that the Indemnity Shares are transferred to the Purchaser to resolve an Indemnity Claim.

1.4           Proceeds. Proceeds from the sale of the Company Shares will be used for general operating working capital purposes including to support commercialization of the Company’s light and medium duty commercial chassis and chassis cabs (Bollinger B3, B4, B5, B6), and subsequently the Company’s consumer SUV’s (B1, B2).

1.5           Certain Definitions. In addition to the terms otherwise defined herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)            “Accounting Firm” means an independent nationally recognized accounting firm mutually selected and engaged by the Parties, or, if the parties are unable to agree upon such firm, then any party may request that the American Arbitration Association select such firm and the parties shall engage such firm to serve as the Accounting Firm.

(b)            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(c)            “Bollinger Name Agreement” means that certain Bollinger Name Agreement, dated as of the date hereof, between Bollinger and the Company.

(d)            “Business” means (i) the design, manufacturing and distribution of electric vehicles with at least four wheels, whether for the commercial or individual market, including, but not limited to, vehicle software and systems, manufacturing technology, vehicle platforms, and batteries or battery-related technology, including, but not limited to, batteries used for vehicles or other electrical storage; and (ii) any other potential business opportunities contemplated by the Company twelve (12) months prior to the Closing Date.

(e)            “Business Day” means any day of the year on which national banking institutions in New York, NY are open to the public for conducting business and are not required or authorized to close, expressly excluding Saturday and Sunday.

(f)            “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116–136 and any administrative or other guidance (including Internal Revenue Service Notice 2020-22) published with respect thereto by any governmental authority, or any other law or executive order or executive memo intended to address the consequences of COVID-19 (or any similar provisions of state, local or foreign law).

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization, Good Standing, Corporate Power, and Qualification), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.7 (Broker’s Fees) and 3.8 (Valid Issuance of Shares).

(i)            “Company Intellectual Property” means all Intellectual Property owned by the Company or used by the Company as is necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted. The Company Intellectual Property includes all Intellectual Property disclosed on Section 3.11 of the Disclosure Schedule.

(j)            “Company Lease” means that certain Lease Agreement, dated October 19, 2018, by and between the Company and Najor Realty Investments, LLC.

(k)            “Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

(l)            “Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business, paid in a manner consistent with industry practice and reflected as a current liability in the Financial Statements), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) off-balance sheet financing of the Company in existence immediately prior to the Closing, (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) of any other Person secured by any lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

(m)            “Employee Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) other material benefit and compensation plan, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other material employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, sponsored or maintained by the Company.

(n)           “Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, or other enterprise, organization or entity, and each of its successors.

(o)           “Escrow Agent” means Continental Stock Transfer & Trust Company.

(p)           “Estimated Accrued Taxes” means the sum of (i) the aggregate amount of the unpaid Taxes of the Company attributable to any Pre-Closing Tax Period (whether or not yet due and payable) separately calculated for each applicable taxing jurisdiction in accordance with the past practices of the Company in preparing Tax Returns with respect to such jurisdictions as if the current taxable period of the Company were treated as ending on the Closing Date (determined in accordance with Section 5.2) and by (A) taking into account any estimated Tax payment and overpayments of Taxes with respect to any Pre-Closing Tax Period as reductions and (B) excluding liabilities, accruals or reserves for contingent Taxes or for uncertain Tax positions and any deferred Tax assets and liabilities; and (ii) any Taxes of any Company attributable to payments, events or transactions occurring prior to the Closing Date and that have been deferred until after the Closing Date pursuant to the CARES Act (or analogous provision of U.S. state, local or foreign law) and which remain unpaid as of the Closing Date.

(q)           “Fraud” means actual and intentional common law fraud, as defined under the laws of the State of Delaware. With respect to claims for Fraud against Bollinger, Fraud shall be limited to actual and intentional Fraud committed by Bollinger himself and shall exclude constructive fraud and any fraud claim based on negligence, recklessness or any similar theory.

(r)            “GAAP” means generally accepted accounting principles in the United States.

(s)           “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

(t)            “Indemnity Escrow Amount” means a number of shares of Purchaser common stock having a value equal to $10,000,000.

(u)           “Indemnified Taxes” means, without duplication, (a) any Taxes (or the non-payment thereof) of the Company attributable to any Pre-Closing Tax Period determined in accordance with the definition of “Estimated Accrued Taxes”, (b) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract (excluding contracts executed in the ordinary course of business that customarily include Tax provisions but do not primarily relate to Taxes (e.g., leases and credit agreements), which Taxes relate to an event or transaction occurring before the Closing, (c) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), and (d) any withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement.

(v)           “Intellectual Property” means all registered and unregistered patents, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and licenses in, to, and under any of the foregoing.

(w)           “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact after reasonable inquiry. For purposes of “Knowledge” of the Company, “Knowledge” shall mean the Knowledge of Robert Bollinger and Siva Kumar. For purposes of “Knowledge” of Purchaser, “Knowledge” shall mean the Knowledge of David Michery and Kerri Sadler.

(x)            “Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

(y)            “Losses” means any loss, Tax, damage, liability, cost, interest, penalty or reasonable out-of-pocket expense, including reasonable attorneys’ fees and disbursements.

(z)            “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company, provided that, the foregoing shall not take into effect any of the following: (i) changes affecting the economies of or financial, credit or capital market conditions anywhere in the world in which the Company operates, to the extent such changes do not adversely affect the Company, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company operates; (ii) changes in the industries in which the Company operates, to the extent such changes do not adversely affect the Company, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company operates, (iii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company operates, (iv) changes in or the implementation of any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental agency or GAAP (or, in each case, the interpretation thereof), (v) changes in tax rates or the implementation of new taxes, or (vi) the execution and delivery of the Agreement, the announcement of the Agreement or the transactions contemplated hereby, or the performance of the Agreement and the transactions contemplated hereby.

(aa)         “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

(bb)        “Patents” means provisionals, non-provisionals, continuations, divisions, continuations-in-part, extensions, re-examinations, inter partes review applications, post grant review applications, covered business method applications, applications claiming or providing priority thereto, applications based on any inventions disclosed in any of the above, applications claiming priority to any of the above, and all certificates and patents issued therefrom.

(cc)         “Permitted Encumbrance” means: (a) any liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Financial Statements; (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Purchaser, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Purchaser, as applicable, in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

(dd)        “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(ee)         “Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

(ff)           “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Article 4.

(gg)         “Restricted Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company engaged in Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state within the United States of America in which the Company is engaged in Business prior to the Closing Date.

(hh)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)           “Straddle Period” means any taxable period that begins prior to the Closing Date and ends after the Closing Date.

(jj)            “Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Contract or otherwise and including any liability as a result of being a member of a consolidated, combined, affiliated, unitary or similar group for Tax purposes.

(kk)         “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ll)           “Transaction Agreements” means this Agreement and the other documents and agreements to be executed and delivered pursuant hereto.

(mm)      “Transfer Agent” means Continental Stock Transfer & Trust Company.

1.6           Withholding. The Purchaser, the Escrow Agent or any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement, the Cash Escrow Agreement or the Stock Reservation Agreement, any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld with respect to such Selling Stockholder; provided, however, that such withholding agent shall use commercially reasonable efforts to, with at least fifteen (15) days’ advance notice, notify the payee of its intention to deduct and withhold such amounts and the reason therefor, and such parties shall cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding in accordance with applicable Law. To the extent that any amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes of this Agreement, the Cash Escrow Agreement or the Stock Reservation Agreement, as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, the parties agree that no amount payable hereunder will be treated as a compensatory amount.

2              The Closing. The consummation of the purchase and sale of the Company Shares pursuant to this Agreement shall take place remotely via the exchange of documents and signatures, on the Effective Date, or at such other time and place upon which the Company and the Purchaser mutually agree, orally or in writing (which time and place are designated as the “Closing”). The date of the Closing is hereinafter referred to as the “Closing Date.” At the Closing, the Company shall deliver to the Purchaser a certificate representing the Company Shares registered in such Purchaser’s name.

3              Representations of the Company. The Company hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of the Closing Date, except as otherwise indicated.

3.1           Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company.

3.2           Capitalization.

(a)            The authorized capital of the Company consists, immediately prior to the Initial Closing, of: 1,000,000 shares of Common Stock of the Company (“Common Stock”), 595,035 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)            None of the outstanding shares of Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance, right of repurchase or forfeiture, subscription right or any similar right and none of the outstanding shares of Common Stock is subject to any right of first refusal in favor of the Company. Except as set forth in that certain Amended and Restated Shareholders Agreement, dated as of May 6, 2022, by and among the Company and its stockholders, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Stock or other securities. All holders of record of Common Stock have good and indefeasible title to all of the Common Stock they hold. After the transfer of Company Stock to the Purchaser, Purchaser will have good and marketable title to the Common Stock.

(c)            The Company has reserved 46,373 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Bollinger Motors, Inc. Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 15,689 shares of Common Stock (“Company Options”) have been granted and are currently outstanding, options to purchase 1,318 shares were issued and have been exercised and are reflected in the issued and outstanding shares described in clause (a) above, and 29,366 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(d)           Except for the Stock Plan, including the Company Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e)           Effective immediately upon consummation of the Closing and the closings pursuant to the Secondary Purchase Agreements, Purchaser shall have acquired sixty percent (60%) of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents at or prior to such closings).

3.3            Subsidiaries. The Company does not have any subsidiaries.

3.4            Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter the Transaction Agreements to which it is a party, and to issue the Company Shares at the Closing, has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5            Non-contravention; Consents. Subject to obtaining any required stockholder vote, neither the execution and the delivery of this Agreement nor the ancillary agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company is subject, (ii) violate or conflict with any provision of the organizational documents of the Company, or (iii) except as required under the Company Lease, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets). The Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement, or (ii) the consummation of the Transaction Agreements.

3.6           Broker’s Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.7           Absence of Changes. Between the date of the Financial Statements and the date of this Agreement, the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Material Adverse Effect.

3.8           Valid Issuance of Shares. The Company Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions, if any, on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement and, the Company Shares will be issued in compliance with all applicable federal and state securities laws.

3.9           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

3.10         Litigation. The Company is not engaged in or a party to or, to the Knowledge of the Company, threatened with any complaint, charge, proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and the Company has not received written or, to the Knowledge of the Company, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement.

3.11          Intellectual Property.

(a)           The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any Intellectual Property rights of any other Person that would reasonably be likely to result in any material liability to the Company.

(b)           To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other party. The Company currently owns or has the right to use the Intellectual Property necessary to conduct its business as it is presently conducted.

(c)           To the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating any Company Intellectual Property. The Company has no unresolved claim, action, suit, proceeding, arbitration, complaint, charge or investigation against any Person or any Person’s product, application, or registration in relation to any such infringement, misappropriation, or other violation of Company Intellectual Property.

(d)           Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(e)            To the Company’s Knowledge, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(f)            Each employee and consultant has assigned and has agreed to assign to the Company Intellectual Property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all Intellectual Property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.

(g)           The Company owns and possesses the Company Intellectual Property. Each item of Company Intellectual Property owned by or used by the Company immediately before the Closing Date will be owned by or available to be used by the Company immediately after the Closing Date on identical terms and conditions as owned by or used by the Company immediately before the Closing.

(h)           To the Knowledge of the Company, no current or former employee or consultant has entered into any contract or other agreement that conflicts in any way with the ability of the current or former employee or consultant to assign or agree to assign the current or former employee’s or consultant’s rights in Intellectual Property to the Company.

(i)            Except as set forth in Section 3.11(i) of the Disclosure Schedule, the Company is not aware of any assertions or disputes regarding the validity, enforceability, inventorship, priority, or ownership, of the Intellectual Property rights. The Patents owned by the Company are being prosecuted in a commercially reasonable and diligent manner, and all inventors are cooperating with the Company pursuant to their employment and/or consulting agreements with the Company.

(j)            The Company believes it has taken all commercially reasonable efforts to preserve and protect Company Intellectual Property including protecting the confidentiality of all trade secrets of the Company, and any use by and disclosure to any Person has been pursuant to the terms of a written agreement between such Person and the Company that protects the Company’s Intellectual Property, including protecting the confidentiality of all trade secrets. To the Company’s Knowledge, no Person has breached any such agreement.

3.12        Compliance with Other Instruments. The Company is not in material violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree to which it is a party or bound, (iii) under any note, indenture or mortgage to which it is a party or bound, or (iv) under any material lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would be material to the business. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.13         Property.

(a)           The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, the Company is in compliance, in all material respects, with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

(b)           Section 3.13(b) of the Disclosure Schedule sets forth an accurate, correct, and complete list of all real property leased or subleased by the Company (collectively, the “Leased Real Estate”), including identification of the lease or sublease, street address, and a list of contracts, agreements, leases, subleases, options, and commitments, oral or written, affecting such real estate or any interest therein to which the Company is a party or by which any of its interests in real property is bound (collectively, the “Real Estate Leases”). The Company has made available to the Purchaser accurate, correct, and complete copy of the Real Estate Leases. With respect to each Real Estate Lease: (i) the Company is in peaceable possession of the Leased Real Estate; (ii) except as set forth in Section 3.13(b) of the Disclosure Schedule the Company is the sole present holder of all of the lessee’s interest in the Real Estate Lease and the Company has not transferred or encumbered its interest in the Leased Real Estate or the Real Estate Lease or sublet the Leased Real Estate; (iii) the Real Estate Lease is legally valid and binding and in full force and effect, and is in good standing and there are no defaults on the part of the Company or, to the Knowledge of the Company, the other party under the Real Estate Lease, and no event has occurred which would give rise to a default after notice or expiration of a cure period; (iv) the Real Estate Lease is a complete statement of the agreement of the parties with respect to the leasing of the Leased Real Estate; and (v) there have been no modifications or amendments to the Real Estate Lease except as set forth in Section 3.13(b) of the Disclosure Schedule. The Leased Real Estate is served by all utilities necessary for the operation thereof, and such utilities are adequate with respect to service and capacity for the operation thereof. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the structures and the improvements on the Leased Real Estate, including without limitation, the roof, and the HVAC, plumbing, drainage, electrical and mechanical systems, are in good operating condition and repair in accordance with industry standards and good business practice, free of structural defects, and the Leased Real Property is in compliance with all applicable zoning, building, health, fire, use or similar statutes, codes and other laws, ordinances, codes, rules and regulations. No work has been performed or is in progress at, and no materials have been furnished to, the Leased Real Property by or on behalf of the Company or which will not be paid for as of the Closing Date and therefore might give rise to liens against the Leased Real Property. The Leased Real Property constitutes all interests in real property currently owned, leased, used or occupied in connection with the business of the Company.

3.14         Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Financial Statements; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. Machinery, equipment and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.15        Financial Statements. The Company has made available to the Purchaser its audited financial statements as of and for the year ended December 31, 2021, and its unaudited financial statements as of and for the six month period ended June 30, 2022 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

3.16         Debt. The Company does not have any Debt. The Company has no outstanding obligations for any Debt incurred pursuant to the Paycheck Protection Program administered by the Small Business Administration in response to the COVID-19 pandemic, or otherwise.

3.17         Certain Business Relationships with the Company. No officer or director of the Company nor any of the Affiliates of any of the foregoing (other than the Company):

(a)           owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 3% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b)           has any claim against or owes any amount to, or is owed any amount by, the Company;

(c)           has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(d)           is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company; or

(e)            has received from or furnished to the Company any goods or services since the most recent fiscal year end or is involved in any business relationship with the Company.

3.18         Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company, or the current or former officers, managers or directors of the Company which restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company.

3.19         Employee Matters.

(a)            Section 3.19(a) of the Disclosure Schedules contains a complete and accurate list of all of the employees of the Company (“Company Employees”), which list is current as of the date herein, describing for each such Company Employee: (i) the position held; (ii) date of hire; (iii) whether paid on a salary, hourly or commission basis; (iv) regular hourly wage, annual salary or commission rate, as applicable; and (v) full or part-time status.

(b)           Section 3.19(b) of the Disclosure Schedules contains a complete and accurate list of all the current independent contractors of the Company with open purchase orders (“Contingent Workers”), which list is current as of the date herein and provides for each such Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.

(c)           To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(d)           To the Company’s Knowledge, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(e)           The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and has complied in all material respects with all applicable laws for each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to. For each Employee Plan, Company has provided or made available to Buyer, in each case, if any: (i) copies of the plan document (including all amendments thereto) with respect to such Employee Plan, (or, if such Employee Plan is not reduced to writing, a summary of the material terms of such Employee Plan); (ii) any documents relating to funding arrangements (including trust agreements and insurance policies); (iii) the most recent summary plan description; (iv) the three (3) most recent Form 5500 Annual Reports and all attachments thereto (including audited financial statements) filed with the Internal Revenue Service; (v) the most recent determination letter or pre-approved plan advisory or opinion letter, if any, issued by the Internal Revenue Service; (vi) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable); (vii) annual funding notices, audited financial statements and actuarial valuations and reports for the last three (3) completed plan years; and (viii) any material non-routine correspondence with any Governmental Authority within the past six (6) years concerning such Employee Plan.

(f)            The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority or self-regulatory organization relating to employees or employment practices. Within the past four years prior to the Agreement Date, neither the Company nor any of its respective executive officers has received any written notice of intent by any Governmental Authority or self-regulatory organization responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to the Company and, to the Company’s Knowledge, no such investigation is in progress.

(g)           Except as set forth on Section 3.12(g) of the Disclosure Schedule: (i) the Company is in compliance, and has at all times been in compliance, in all material respects with all applicable Laws relating to labor, and employment matters including, without limitation, Laws concerning fair employment practices, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors or employees, background checks and wages and hours; (ii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or to the Company’s Knowledge threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; and (iii) the Company is not, or within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(h)           All employees of the Company and each independent contractor of the Company, are legally entitled to work in the United States. The Company maintains an accurate and complete Form I-9 for each of its current employees.

(i)            The Company is not a party to any Contract, agreement, or arrangement with any employee that (i) restricts the right of the Company to terminate the employment of such employee without cause or without a specified notice period, or (ii) obligates the Company to pay severance or pay or accelerate any similar payments (including acceleration of equity) or benefits to such employee upon termination of such employee’s employment with the Company, in each case except as required by Applicable Law.

(j)            The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, in the past three (3) years, no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no, and during the past three (3) years, there has been no strike, work stoppage, slowdown or other material concerted interference with normal operations, or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(k)           None of the executive officers or management employees of the Company have indicated to the Company, that they intend to resign or retire as a result of the transactions contemplated by this Agreement.

(l)            (a)      The Company has not, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state (the “WARN Act”), local or foreign Law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company.

(m)          To the Company’s Knowledge, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

(n)           To the Company’s Knowledge, within the last three (3) years: (i) no Company Employee or Contingent Worker has made any allegation of sexual harassment against the Company or against any Company Employee; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Company Employee or Contingent Worker. To the Company’s Knowledge, there is no, and during the last three (3) years there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker within the same reporting structure on the other hand.

3.20        Tax Matters. The Company has timely filed all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in material compliance with all applicable laws and regulations and is complete and correct in all respects. There are no material Taxes due and payable by the Company (whether or not shown on any Tax Return) which have not been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company’s Common Stock or any of the assets of the Company. Since December 31, 2018, (i) there have been no examinations or audits of any Tax Returns of the Company any applicable federal, state, local or foreign governmental agency or other taxing authority; and (ii) no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that such the Company is or may be subject to taxation by that jurisdiction. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year and the Company is not currently a beneficiary of any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency. No power of attorney granted by the Company with respect to any Taxes is currently in force. All material Taxes that are required to be withheld or collected by the Company, including Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors, stockholders or other Persons, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. The Company (i) is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business and the primary purpose of which is unrelated to Tax), (ii) has not been a member of any affiliated, combined, consolidated, unitary or other group for Tax purposes, except to the extent that the Company has been the common parent, and (iii) is not liable for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes). The Company has not (i) been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code during the two-year period ending on the date hereof, or (ii) participated in any listed transactions under Treasury Regulations Section 1.6011-4(b)(2) and its predecessors (including any applicable administrative authority). The Company is, and at all times since formation has been, properly treated as an association taxable as a corporation for U.S. federal income Tax purposes. The Company will not be required to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of the cash method, modified cash method, or modified accrual method or an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iv) any installment sale or open transaction disposition made on or before the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) in existence prior to the Closing Date, (vi) the receipt of any prepaid revenue on or before the Closing Date or deferred revenue realized on or before the Closing Date, or (vii) an election under Section 108(i) of the Code. The Company has properly collected and remitted all material amounts of sales and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in any country other than the United States. The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, or (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, (i) this Section 3.20 and Section 3.19 contain the sole and exclusive representations and warranties relating to Tax matters; (ii) no other representation or warranty set forth herein shall be read or construed to address Tax matters; and (iii) no representation or warranty is made with respect to any Tax asset or the Tax basis of any asset; and (iv) no representation or warranty set forth in this Section 3.20 and Section 3.19 shall have any force and effect with respect to any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

3.21         Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies similar to the Company, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, the Company has not received any written notice regarding any actual or threatened: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

3.22        Undisclosed Liabilities. The Company does not have any Debt or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Financial Statements, (b) were incurred subsequent to the most recent fiscal month end in the ordinary course of business, (c) result from the obligations of the Company under this Agreement or the ancillary agreements.

3.23         Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.24         Environmental and Safety Laws. (a) the Company is and has been in compliance in all material respects with all Environmental Laws; (b) the Company has obtained and is compliance in all material respects with all permits, licenses, approvals and other authorizations that are required pursuant to Environmental Law for the occupation of the facilities of the Company and the operation of the business of the Company and there is no action pending or threatened to revoke, terminate, cancel or modify any such permits, licenses, approvals and other authorizations; (c) there has been no release or to the Company’s Knowledge threatened release of any Hazardous Substances on, upon, into or from any site currently or, to the Company’s Knowledge, heretofore owned, leased or otherwise used by the Company in material violation of Environmental Law or in quantities, concentrations or conditions that could give rise to a material liability under Environmental Law; (d) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (e) the Company has not received any written notice, complaint, suit, order, citation, demand or claim that is outstanding or unresolved alleging that it is not or may not be in compliance with any Environmental Laws or has or may have a liability under any Environmental Law; (f) the Company has not used, treated, stored, manufactured, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility, in the case of each of the foregoing, in material violation of Environmental Law or in a manner that would give rise to a material liability pursuant to any Environmental Law; (g) the Company has provided to Purchaser copies of all material environmental studies, environmental reports, environmental assessments and environmental audits pertaining to the compliance by the Company with Environmental Laws and the environmental condition of properties or facilities owned or operated by any the Company that are within any Company’s possession or reasonable control; and (h) to the Company’s Knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Section 3.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, disposal of or exposure to Hazardous Substances and “Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, asbestos in any form, urea formaldehyde foam insulation, PCBs and per- and polyfluoroalkyl substances, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any Environmental Law.

3.25        Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Company Shares. No representation or warranty of the Company contained in this Agreement and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4              Representations of the Purchaser. The Purchaser hereby represents and warrants to the Company that the following representations are true and complete as of the date of the Closing Date, except as otherwise indicated.

4.1          Organization, Good Standing, Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

4.2           Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3           Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Company Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Shares. The Purchaser has not been formed for the specific purpose of acquiring the Company Shares.

4.4           Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Company Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

4.5           Restricted Securities. The Purchaser understands that the Company Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Company Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Company Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Company Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Company Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.6           No Public Market. The Purchaser understands that no public market now exists for the Company Shares, and that the Company has made no assurances that a public market will ever exist for the Company Shares.

4.7           Legends. The Purchaser understands that the Company Shares and any securities issued in respect of or exchange for the Company Shares, may be notated with one or all of the following legends:

“THE COMPANY SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)            Any legend set forth in, or required by, the other Transaction Agreements.

(b)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Company Shares represented by the certificate, instrument, or book entry so legended.

4.8            Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.9            No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Company Shares.

4.10          Financial Capability. The Buyer has sufficient unrestricted available cash to consummate the transactions contemplated by this Agreement. The Buyer’s obligations under this Agreement are not subject to any financing contingency.

4.11          Compliance with Other Instruments. The Purchaser is not in material violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree to which it is a party or bound, (iii) under any note, indenture or mortgage to which it is a party or bound, or (iv) under any material lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) to the Purchaser’s Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Purchaser, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Purchaser or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Purchaser.

4.12         Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Purchaser’s Knowledge, threatened in writing, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Purchaser nor any of its officers, directors or executive employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or executive employees, such as would affect the Company) that would reasonable be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.13          Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.14         Disclosure. The Purchaser has made available to the Company all the information reasonably available to the Purchaser that the Company has requested for deciding whether to consummate the transactions contemplated herein. No representation or warranty of the Purchaser contained in this Agreement and no certificate furnished or to be furnished to the Company at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5               Tax Matters.

5.1           [Reserved]

5.2           Straddle Period. For Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the pre-Closing portion of the Straddle Period will be:

(a)            in the case of payroll Taxes and Taxes based upon or related to income or receipts, equal the amount that would be payable if the relevant Tax period ended on the Closing Date; provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation) will be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period pro rata according to the number of calendar days in each period, and

(b)            in the case of all other Taxes, equal to the amount of such Tax for the entire Tax period multiplied by the number of days in the Tax period ending on the Closing Date and divided by the number of days in the entire Tax period.

The portion of any such other Tax allocated to the post-Closing portion of a Straddle Period will equal the balance of the Tax attributable to the Straddle Period.

5.3           Transfer Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby or thereby will be paid by 50% by the Company and 50% by the Purchaser. The Company and the Purchaser will cooperate in good faith to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

5.4           Tax Audits. In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pre-Closing Tax Period (other than a Straddle Period)(a “Tax Contest”), the Company will within 15 days of becoming aware of such Tax Contest, notify Bollinger in writing of such Tax Contest. Such notice will contain any notice or other documents received from any taxing authority with respect to such Tax Contest. Bollinger will control the contest or resolution of any such Tax Contest; provided, (a) Bollinger will obtain the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Contest or ceasing to defend such Tax Contest and (b) the Purchaser will be entitled to participate in the defense of such Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne solely by the Purchaser. Bollinger and the Purchaser shall have the right to jointly control the defense, settlement or compromise of any Tax Contest relating to a Straddle Period. If a dispute arises in connection with the conduct or resolution of a Tax Contest, Bollinger and the Purchaser will attempt in good faith to resolve such dispute within thirty (30) days, and any matter remaining in dispute at the end of such period shall be submitted to the Accounting Firm for resolution as promptly as practicable. The costs and expenses of the parties and the Accounting Firm in connection with the dispute will be allocated between the parties in the manner determined by the Accounting Firm. To the extent that any obligation or responsibility pursuant to Article 9 may overlap with an obligation or responsibility pursuant to this Section 5.4, the provisions of this Section 5.4 shall govern.

5.5           Ordinary Course on the Closing Date. After the Closing but on the Closing Date, the Purchaser shall operate, and shall cause the Company to operate, its business in the ordinary course of business consistent with its past practices on the Closing Date.

5.6           Tax Refunds. The Purchaser shall pay or shall cause the Company to pay to Bollinger the amount of all tax refunds that are paid to the Company for all Pre-Closing Tax Periods within ten (10) days after the Company receives such refund. At Bollinger’s reasonable request, the Purchaser shall file any Tax Returns necessary to obtain Tax refunds, and any such Tax refunds for Straddle Periods shall be computed and apportioned in a manner consistent with Section 5.2.

5.7           Tax Returns. Bollinger shall prepare (or cause to be prepared) each Tax Return with respect to the Company required to be filed after the Closing Date for any Pre-Closing Tax Period (other than a Straddle Period) on a basis consistent with past practice, except to the extent otherwise required by Law or to reflect the transactions contemplated by this Agreement. Bollinger shall deliver a draft of each such Tax Return to the Purchaser at least thirty (30) days prior to the due date for such Tax Return for the Purchaser’s review and comment. Bollinger shall consider in good faith any reasonable comments made by the Purchaser to such draft Tax Return. The Company shall prepare all Tax Returns required to be filed after the Closing Date for any Straddle Period on a basis consistent with past practice, except to the extent otherwise required by Law or to reflect the transactions contemplated by this Agreement. The Purchaser shall deliver a draft of each such Tax Return to Bollinger least thirty (30) days prior to the due date for such tax Return for Bollinger’s review and comment. The Purchaser shall consider in good faith any reasonable comments made by Bollinger to such draft Tax Return. In the event of a dispute relating to the preparation of any Tax Return described herein, such dispute shall be referred to the Accounting Firm to resolve the matter, and responsibility for the costs of such review shall be determined by the Accounting Firm.

5.8           Certain Restrictions. From and after the Closing, none of Purchaser, the Company or any Affiliate shall (i) except as provided in Section 5.6, amend, refile or otherwise modify any Tax election or Tax Return with respect to any Pre-Closing Tax Period or Straddle Period or Straddle Period of the Company; (ii) file any Tax Return for the Company with respect to any Pre-Closing Tax Period or Straddle Period in a jurisdiction where the Company has not previously filed Tax Returns; (iii) voluntarily initiate any discussion with any Governmental Body with respect to Taxes of the Company for a Pre-Closing Tax Period or Straddle Period; (v) agree to the waiver or extension of the statute of limitations relating to any Taxes of any Company for any Pre-Closing Tax Period or Straddle Period; (vi) make or change any material Tax election or compromise or settle any Tax liability with respect to a Pre-Closing Tax Period; or (vii) take any action on or after the Closing Date that increases any Tax liability or indemnification obligation of the Company or Bollinger under this Agreement with respect to Taxes.

5.9           Cooperation. The parties will cooperate fully (and shall cause their respective Affiliates to cooperate fully) as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company. Such cooperation will include the retention and (upon the request of the other party) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation. The Purchaser and Bollinger agree (i) to retain (or cause the Company to retain) all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent notified by the Purchaser or Bollinger, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Body; and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so request, the requested party shall allow the other party to take possession of such books and records.

6               [INTENTIONALLY OMITTED].

7               [INTENTIONALLY OMITTED].

8               Certain Covenants.

8.1           D&O Indemnity and Insurance. Following the Closing, the Company will maintain and guarantee the existing indemnification arrangements in favor of the existing and any new directors and officers, and for a continuation of the Company’s existing D&O insurance (or the acquisition of a “tail policy” providing equivalent coverage) for a minimum period of two (2) years following the Closing.

8.2           Non-Competition; Non-Solicitation

(a)            During the period of five (5) years immediately following the Closing Date (the “Restricted Period”), Bollinger will not, and will cause his Affiliates that he controls not to, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Restricted Area, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged in the Business or in any activity that competes with the Business except as strictly within his role pursuant to his employment at the Company; provided, however, that no owner of less than 3% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

(b)           During the Restricted Period, Bollinger will not, and will cause his Affiliates that he controls not to, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), except as strictly within his role pursuant to his employment at the Company (a) call upon, solicit or provide services to any customer with the intent of selling or attempting to sell any products or services competitive with those offered by the Business, (b)  hire or engage to provide services, or recruit, solicit or otherwise attempt to employ or engage to provide services to any Person, or otherwise enter into any business relationship with any Person currently or formerly (within twelve months prior to a proposed business relationship) employed by, or providing consulting services to, Purchaser, the Company or their Affiliates or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Purchaser, the Company or their Affiliates and any employee, consultant, customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relation) of the Purchaser, the Company or their Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Purchaser, the Company or their Affiliates or any of their operations, officers, directors or investors and, with respect to clause (c) only, excluding (i) the filing any documents, or making any statements in such documents, with any court in connection with a dispute arising from or relating to a violation of or failure to comply with this Agreement or (ii) the testifying honestly and accurately in any legal, judicial, regulatory, or quasi-judicial proceeding).

(c)           It is agreed and understood by and among the parties to this Agreement that the restrictive covenants set forth in Section 8.2 are each, individually, essential elements of this Agreement, and that but for the agreement of Bollinger to comply with such covenants, Purchaser would not have agreed to enter into this Agreement or any of the agreements ancillary hereto. Further, Bollinger expressly acknowledges that the restrictions contained in 8.2 are reasonable and necessary to protect the legitimate business and proprietary interests of the Company and the Purchaser and to protect their business relationships and connections, trade secrets, proprietary information and goodwill.

(d)           The provisions of this Section 8.2 are and shall be fully severable, and are independent and separately given. It is agreed by the parties that if any portion of the restrictive covenants set forth in this 8.2 are held to be invalid, unreasonable, arbitrary or against public policy, then each such covenant shall be considered divisible both as to time, geographical area and any other relevant feature. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such provision shall be carried out and enforced to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein. Each of Bollinger and Purchaser hereby instructs any court that may find any provision of this 8.2 to be unenforceable because it is overbroad or in violation of public policy to modify the covenant to the minimum extent needed to permit enforcement thereof.

(e)           Bollinger agrees this Section 8.2 is ancillary to the sale of the Company Stock and is entitled to the rule of liberal judicial enforcement applicable to such covenants. Bollinger agrees that he is receiving good and valuable consideration for entering into the Transaction Agreements. Bollinger acknowledges and agrees that the Company and the Purchaser have relied upon the covenants contained in this Section 8.2 and that said covenants are conditions to and a material part of the Company and the Purchaser’s willingness to enter into the Agreement.

(f)            Bollinger acknowledges and agrees that a breach by himself of any of the provisions of this Section 8.2 would cause irreparable damage to Company and the Purchaser which would be exceedingly difficult to measure, and that the remedy at law for such breach may be inadequate to compensate the Company and the Purchaser for their Losses. Therefore, in the event of such breach, the Company and the Purchaser, in addition to any other remedies available at law, in equity or otherwise, shall be entitled, at its option, to seek a temporary restraining order and preliminary and permanent injunctions restraining Bollinger from breaching or continuing any breach of any of the provisions of this Section 8.2 (all without the need to post bond or other security), in addition to any other remedies that may be available at law or in equity. If Bollinger breaches the terms of this Section 8.2 of this Agreement, the Restricted Period shall be extended by the period of such breach.

8.3            Confidentiality. The Purchaser and the Company are subject to a Mutual Non-Disclosure Agreement (“MNDA”) executed by the Parties on August 1, 2022, and the terms of that MNDA are incorporated into this Agreement by reference. In the case where the terms of the MNDA and this Agreement might conflict, the terms of this Agreement shall supersede. In addition, the Parties agree not to disclose the subject or terms of this Agreement without the mutual consent of both parties, except as otherwise required by applicable law and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the stock exchange on which the Purchaser’s securities are traded.

(a)           The Company acknowledges that the Purchaser will be required by law to publicly announce the Closing of the transactions contemplated herein and will be required to disclose the Closing of the transactions contemplated herein in a Form 8-K to be filed with the SEC on EDGAR.

(b)           In any such case where the Purchaser is required to make a public announcement under this Section 8, the parties shall reasonably agree as to the form and substance of the press releases, including, but not limited to, the description of the Company.

(c)            In any such case where the Purchaser is required to file a Form 8-K with the SEC under this Section 8, Purchaser shall provide to the Company a courtesy copy of the Form 8-K to be filed prior to making such filing.

8.4            Bollinger Name. Subject to the terms and conditions set forth in the Bollinger Name Agreement, Bollinger retains all rights, title, and interests in and to Bollinger’s name (including Bollinger’s first name and last name collectively and individually), likeness, and derivatives thereof (“Bollinger Rights”) for use in any field outside of the Business for any purpose, including creating images and videos of or referring to Bollinger, including use in social media and Bollinger’s personal website. Bollinger, on the one hand, and Purchaser on the other hand, shall indemnify, defend and hold harmless each other and their respective Affiliates for any and all actions liabilities, governmental orders, encumbrances, claims, losses, damages, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) incurred by such Person arising out of, or relating to, the exploitation by the indemnifying party or its or his Affiliates of the Bollinger Rights.

8.5            Equity Ownership True-up. To the extent effective immediately upon consummation of the Closing and the closings pursuant to the Secondary Purchase Agreements, Purchaser has not acquired sixty percent (60%) of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents at or prior to such closings), the Company shall immediately issue and deliver to Purchase such amount of shares of the Company’s Common Stock Purchase so that Purchaser owns sixty percent (60%) of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents at or prior to such closings). Any issuance of shares of the Company’s Common Stock to Purchaser pursuant to this Section 8.6 shall not be subject to, and in no manner whatsoever impact, Article 9 and otherwise reduce the amount of the Indemnity Escrow Amount.

8.6          From and after the Closing, Purchaser and Mullen agree, that they will not, and will cause their respective Affiliates not to, directly or indirectly, make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the other or any of the other Selling Stockholders or any of their respective Affiliates, heirs, assigns, employees, officers, directors, members or stockholders excluding: (i) filing any documents, or making any statements in such documents, with any court in connection with a dispute arising from or relating to a violation of or failure to comply with this Agreement, or (ii) testifying honestly and accurately in any legal, judicial, regulatory, or quasi-judicial proceeding.

9               Survival and Indemnification.

9.1           Indemnification by the Company and Bollinger.

(a)            Subject to the limitations set forth in this Article 9, (i) the Purchaser and its respective representatives and Affiliates other than the Company (each, a “Purchaser Indemnified Person”) shall be indemnified and held harmless by the Company and Bollinger from, against and in respect of any and all actions liabilities, governmental orders, encumbrances, claims, losses, damages, bonds, dues, assessments, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”) incurred or suffered by the Purchaser Indemnified Person, arising out of or relating to (without duplication):

(i)            any breach of, or inaccuracy in, any representation or warranty made by the Company and/or Bollinger in (A) this Agreement, (B) any Transaction Agreement executed by the Company and/or Bollinger or (C) any schedule or certificate delivered by the Company and/or Bollinger pursuant to this Agreement or any Transaction Agreement;

(ii)            any breach or violation of any covenant or agreement of (A) the Company (solely with respect to any acts or omissions by the Company in connection with the transactions contemplated in this Agreement but solely with respect to the Company Shares, and solely for the pre-Closing period beginning August 25, 2022 and ending on the Closing Date) and/or (B) Bollinger in (1) this Agreement, (2) any Transaction Agreement executed by Bollinger or (3) any schedule or certificate delivered by Bollinger pursuant to this Agreement or any Transaction Agreement; or

(iii)            to the extent they exceed, in the aggregate, the Estimated Accrued Taxes and the Taxes that were taken into account as a liability on the Financial Statements, an amount equal to 60% of any Indemnified Taxes.

(b)            (i) the Company and Bollinger will have no obligation to indemnify the Purchaser Indemnified Persons pursuant to Section 9.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and to the extent the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Persons exceeds an amount equal to $1,000,000 (the “Threshold”) (at which point the Company and Bollinger will be obligated to indemnify the Purchaser Indemnified Persons from and against only such Losses which are in excess of $500,000); provided, that the foregoing limitation will not apply to (x) claims for indemnification pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracies in, the Company Fundamental Representations or (y) claims based upon Fraud; and (ii) the Company and Bollinger’s aggregate liability in respect of claims for indemnification pursuant to Section 9.1 will not exceed, in the aggregate, an amount equal to the Indemnity Escrow Amount; provided, the foregoing limitation will not apply to claims which arise out of, or relate to, a breach of Section 8.2 by Bollinger or based upon Fraud, which are capped, in the aggregate in the aggregate (A) with respect to claims against Bollinger, at the Bollinger Purchase Price Cap and (B) with respect to with claims against the Company, at the Company Purchase Price Cap Purchase Price Cap.

9.2           Indemnification by Purchaser.

(a)           Subject to the limitations set forth in this Section 9, the Purchaser and its respective representatives and Affiliates will indemnify, defend and hold harmless the Company and its respective Affiliates, and representatives and Affiliates (each, a “Company Indemnified Person”) and Bollinger, from, against and in respect of any and all Losses incurred or suffered by the Company Indemnified Persons and Bollinger or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)             any breach of, or inaccuracy in, any representation or warranty made by Purchaser in (A) this Agreement, (B) any Transaction Agreement executed by Purchaser or (C) any schedule or certificate delivered by Purchaser pursuant to this Agreement or any Transaction Agreement;

(ii)            any breach or violation of any covenant or agreement of Purchaser in (A) this Agreement, (B) any Transaction Agreement executed by Purchaser or (C) in any schedule or certificate delivered by Purchaser pursuant to this Agreement or any Transaction Agreement; provided, however, in no event shall the Purchaser and its respective representatives and Affiliates have any indemnification obligation to the Company Indemnified Persons arising out of or related to the breach of Section 1.4 by the Company caused by the Company’s management, to the extent the acts or omissions underlying such breach are not approved by the Company’s Board of Directors; or

(iii)           any Taxes to be paid by Purchaser in connection with the transactions contemplated herein as set forth in this Agreement.

(b)           (i) Purchaser will not have any obligation to indemnify the Company Indemnified Persons pursuant to Section 9.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and to the extent the aggregate amount of all such Losses incurred or suffered by the Company Indemnified Persons exceeds an amount equal to the Threshold (at which point the Purchaser will be obligated to indemnify the Company Indemnified Persons from and against only such Losses which are in excess of $500,000), provided, that the foregoing limitation will not apply to (x) claims for indemnification pursuant to Section 9.2(a)(i) in respect of breaches of, or inaccuracies in, the Purchaser Fundamental Representations or (y) claims based upon Fraud; and (ii) the Purchaser’s aggregate liability in respect of claims for indemnification pursuant to Section 9.2 will not exceed, in the aggregate, an amount equal to $10,000,000; provided, that the foregoing limitation will not apply to claims which arise out of, or relate to, a breach of Section 1.2 and/or 1.3 by Purchaser or based upon Fraud, which are capped, in the aggregate at the Purchase Price Cap.

9.3           Time for Claims.

(a)            No claim may be made or suit instituted seeking indemnification pursuant to (i) Section 9.1(a)(i) or 9.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty or (ii) with respect to any breach or violation of a covenant or agreement in this Agreement, unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the party bringing such claim (the “Indemnified Party”), is provided to the party to be responsible for such claim (the “Indemnifying Party”):

(i)            at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any breach of, or inaccuracy in, the Company Fundamental Representations or the Purchaser Fundamental Representations;

(ii)            at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any claim or suit based upon Fraud;

(iii)            at any time during the twelve (12) month period following the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement;

(iv)           at any time during the twelve (12) month period following the Closing Date, in the case of any breach or violation of a covenant or agreement in this Agreement to be performed prior to the Closing; and

(v)            at any time during the applicable performance period in the case of any breach or violation of a covenant or agreement in this Agreement to be performed after the Closing.

(b)           Claims for indemnification pursuant to any other provision of Sections 9.1 and 9.2 are not subject to the limitations set forth in this Section 9.3.

9.4           Third Party Claims.

(a)           Promptly after receipt by an Indemnified Party of notice of the assertion of a claim by any third party (a “Third Party Claim”) that may give rise to a claim for Indemnity under this Section 9 (an “Indemnity Claim”) Claim against an Indemnifying Party under this Section 9, the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)           The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party that the Indemnifying Party will defend the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the reasonable, out of pocket fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)           The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Purchaser Indemnified Persons or Company Indemnified Persons or Bollinger, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

(d)           If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 9.4(b) within thirty (30) calendar days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.4(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 9.4(d), the Indemnifying Party will remain responsible for any and all Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 9.

(e)           Purchaser, the Company and Bollinger, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

(f)            To the extent the provisions of this Section 9.3 conflict with the provisions of Section 5.4, Section 5.4 shall govern and control.

9.5            Limitations on Liability.

(a)           The obligations hereunder of the Company and Bollinger, on the one hand, and Purchaser, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction.

(b)           Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party, provided that such subrogation could not reasonably be expected to have an adverse effect on the business, affairs, customer or supplier relationships or prospects of the business of Purchaser or the Company. Notwithstanding the foregoing, an Indemnifying Party’s right to seek coverage from any subrogation with respect to insurance carriers shall not be subject to the proviso in the immediately preceding sentence.

(c)            For purposes of determining the amount of any Losses, such amount shall be reduced, without duplication, by (a) the amount of any insurance proceeds (collectively, “Insurance Benefits”) received in cash in respect of the Losses (net of (i) any deductible amounts and (ii) the net present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid resulting from such Losses and all costs and expenses incurred in recovering such proceeds from insurers), and the Indemnified Party agrees to use commercially reasonable efforts to seek such Insurance Benefits to the extent applicable and (b) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto.

(d)           In calculating any Loss there shall be deducted any reduction in Taxes payable or any Tax refund actually realized or received by the applicable Indemnified Party as a result of the recognition of such Loss in the tax year of the Loss or the succeeding taxable year, which Tax benefit shall be calculated on a with and without basis (i.e., with and without recognition of such Loss), which Tax benefits shall be reduced to take into account any Tax cost actually incurred by the Indemnified Party as a result of the receipt of indemnity payments hereunder. Any such amounts or benefits received by an Indemnified Party with respect to any Indemnity Claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim.

(e)           Except with respect to claims based upon Fraud and except for remedies that cannot be waived as a matter of legal requirements and injunctive and provisional relief, if the Closing occurs, this Section 9 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation or warranty contained herein, or any claim made against the Indemnifying Party that would otherwise be a breach of a representation or warranty of the Company in this Agreement.

(f)            No parties to this Agreement shall have any liability to any of the other parties to this Agreement (including under this Section 9) for any Losses that constitute special, exemplary, punitive or consequential damages (including loss of profits or diminution in value), except to the extent such Losses (i) result from an award of damages in a Third Party Claim, (ii) were probable or reasonably foreseeable and are a direct result of the related breach or alleged breach of this Agreement, or (iii) arise out of or are related to a party’s Fraud.

9.6           Bollinger Payment. In the event Bollinger is required to pay any amounts to any Purchaser Indemnified Person pursuant to this Section 9, Bollinger shall have the option of having such amounts paid from the Indemnity Shares or by delivery to the Purchaser of shares of Purchaser common stock with a value (calculated using the five (5) trading day volume weighted average price prior to the date of payment, which shall be determined for any trading day (or any trading period) via a Bloomberg Terminal) equal to the amount Bollinger is required to pay hereunder (or by a combination of such methods).

9.7           Tax Treatment of Indemnity Payments. Any payment made pursuant to this Section 9 shall be treated as an adjustment to the Purchase Price for Tax purposes.

10             Miscellaneous.

10.1         Expenses. Each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing the Transaction Agreements and in closing and carrying out the transactions contemplated by this Agreement.

10.2         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither party shall assign its rights or obligations under this Agreement to any other person without the prior written consent of the other party. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder.

10.3         Further Assurances. At any time and from time to time from and after the date hereof, the Company and the Purchaser will, at the request and expense of another party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to the Purchaser of the Company Shares or for the performance by the Company or the Purchaser of any of their other respective obligations under this Agreement.

10.4         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (iv) when sent by email (provided that both such party and such party’s “with a copy” recipient are included in such email and provided further that such notice or communication is also sent by overnight courier no later than one (1) Business Day following transmission by email), in each case, at the following addresses, email accounts and facsimile numbers (or to such other address, email account or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Bollinger Automotive, Inc.

14925 W 11 Mile Road

Oak Park, MI 48237

Attention: Siva Kumar, CFO

Email: skumar@BollingerMotors.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue

Boston, MA 02119

Attention: David W. Kantaros

Email: dkantaros@foley.com

If to the Purchaser, to:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, CA 92821

Attention: Legal Department

Email: david@mullenusa.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention:    Robert Cohen and Eric Klee

Email:            RCohen@mwe.com and EKlee@mwe.com

10.5         Entire Agreement. This Agreement, the Disclosure Schedule and the other agreements referred to in this Agreement contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof and thereof.

10.6         Parties in Interest. Except as expressly provided herein (including the last sentence of this Section 10.6), none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any. Notwithstanding the foregoing, Bollinger, on behalf of himself, and the other sellers under the Secondary Purchase Agreement shall be express third party beneficiaries of this Agreement with respect to any and all rights of the Company, to payment or otherwise, under this Agreement.

10.7         Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by the Purchaser and the Company. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

10.8         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

10.9         Governing Law; Jurisdiction. The governing law of this Agreement shall be the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof. The Parties agree that all disputes, legal actions, suits, and proceedings arising out of or relating to this Agreement must be brought exclusively in the state courts of Delaware or in the federal courts located in the state of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Notwithstanding the foregoing, a final judgement in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.

10.10       Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

10.11       Headings; Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. Each party has cooperated in the drafting and preparing of this Agreement; therefore, the Agreement should not be construed against any party in any suit, action, or other legal proceeding with respect to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Common Stock Purchase Agreement as of the day and year first above written.

THE COMPANY:

BOLLINGER MOTORS, INC.

By:	/s/ Robert Bollinger
Name:	Robert Bollinger
Title:	Chief Executive Officer

THE PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer

ROBERT BOLLINGER

By:	/s/ Robert Bollinger
Name:	Robert Bollinger

EXHIBIT A

Secondary Purchase Agreement

EXHIBIT B

Cash Escrow Agreement

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS PRIVATE AND CONFIDENTIAL.

CASH ESCROW AGREEMENT

This Cash Escrow Agreement (this “Agreement”) is made and entered into as of September 7th, 2022 by and among Bollinger Motors, Inc., a Delaware corporation (the “Company”), Mullen Automotive, Inc., a Delaware corporation (the “Purchaser”), Robert Bollinger (“Bollinger”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, the Purchaser, the Company and Robert Bollinger in his individual capacity (“Bollinger”) entered into an Common Stock Purchase Agreement dated as of the date hereof (“SPA”), in substantially the same form as attached hereto as Exhibit A, where the Purchaser will purchase 282,825 shares of the Company’s Common Stock, representing 31.17% of the applicable equity ownership interests in the Company (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents);

WHEREAS, simultaneously with the execution of the SPA, the Purchaser entered into certain Secondary Common Stock Purchase Agreements (each, a “Secondary SPA” and, collectively, the “Secondary SPAs”), in substantially the same form as attached hereto as Exhibit B, with certain stockholders of the Company (each, a “Selling Stockholder” and, collectively, the “Selling Stockholders”) for purchase of 261,522 additional shares of the Company’s Common Stock, representing 28.83% of the applicable equity ownership interests in the Company (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents);

WHEREAS, pursuant to the terms of the Secondary SPAs, each Selling Stockholder has appointed Bollinger, in his individual capacity, as a seller’s representative (the “Seller’s Representative”) to act as his, her or its true and lawful attorney-in-fact, for and on behalf of each of the Selling Stockholders, with full power and authority to represent such Selling Stockholder and such Selling Stockholder’s successors and assigns with respect to all matters arising under this Agreement;

WHEREAS pursuant to the SPA and the Secondary SPAs, immediately prior to the closings of the SPA and the Secondary SPAs, the Purchaser shall enter into this Agreement with the Escrow Agent for the establishment of a cash escrow account; and

WHEREAS, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the SPA.

1

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.           Escrow.

1.1            Appointment; Cash Placed in Escrow. The Purchaser, the Company and Bollinger hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein. Immediately prior to the closings, under the SPA and the Secondary SPAs, the Purchaser shall deposit or cause to be deposited with the Escrow Agent $75,000,000, which shall consist of $25,000,000 to be paid immediately at the closings under the SPA and Secondary SPAs (the “Closing Payments”), $30,000,000, which shall be moved into a cash escrow account maintained by the Escrow Agent pursuant to the SPA (the “Primary Escrow Amount”), and $20,000,000, which shall be moved into a cash escrow account maintained by the Escrow Agent pursuant to the Secondary SPAs (the “Secondary Escrow Amount”, together with the Primary Escrow Amount, the “Cash Escrow Amount). The Escrow Agent is hereby instructed to make the Closing Payments to the parties set forth on Schedule 1 hereto in the amounts set forth opposite their name on the closing date after the closings under the SPA and Secondary SPAs have occurred. The Escrow Agent, is authorized to move the Cash Escrow Amount into the Cash Escrow Account (as defined below).

1.2            Escrow Account. The Escrow Agent will issue its written confirmation of the receipt of the Cash Escrow Amount and, upon delivery, shall hold the Cash Escrow Amount in an account established with the Escrow Agent, subject to the terms of Section 3 below (the “Cash Escrow Account”).

1.3            Investments. The Cash Escrow Amount shall be placed in a “deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits bearing interest at 75% of the Deposit Account Rate (the “Deposit Account Rate” currently at 220 basis points p.a.). The Cash Escrow Amount shall at all times remain available for distribution in accordance with the terms of this Agreement. While on deposit, invested or uninvested, the Escrow Agent can earn bank credits or other consideration.

1.4            Trust Fund. The Cash Escrow Amount shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Purchaser, the Company, or the Selling Stockholders. The Escrow Agent shall hold and safeguard the Cash Escrow Amount until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2.           Release of the Cash Escrow Amount.

2.1            Cash Escrow Amount Release Schedule. The Escrow Agent shall release the Closing Payments to the Company and the Selling Stockholders according to the Closing Payments as per FOF Schedule attached hereto as Schedule 1, upon receipt of email instructions from Foley & Lardner LLP, counsel to the Company, and McDermott, Will & Emery LLP, counsel to the Purchaser, that all conditions for release of funds have been met for closing. The Company and the Purchaser hereby authorize their respective counsel to provide the email instruction contemplated in the immediately preceding sentence to the Escrow Agent. Thereafter, the Escrow Agent shall release the Cash Escrow Amount to the Company and the Selling Stockholders according to the Payments Schedule attached hereto as Schedule 2 (Automatic Releases) without any further action on behalf of Purchaser, the Company, Bollinger, or otherwise. For the avoidance of doubt, no Indemnity Claim pending pursuant to the SPA shall affect the release of any payment pursuant to the Secondary SPAs, and no Indemnity Claim pursuant to any Secondary SPA shall effect the release of any Payment pursuant any Secondary SPA. Any amounts remaining in the Cash Escrow Account after all payments pursuant to Schedule 2 are made (including, but not limited to, interest earned on the Cash Escrow Amount), shall be paid as follows: (i) 50% to Purchaser, (ii) 40.16% to Robert Bollinger, (iii) 7.82% to Seaport Global Asset Management SPV LLC – Series A and (iv) 2.02% to John Masters.

2

2.2            Tax Reporting. Each party hereto shall each pay all income, withholding and any other taxes imposed on or measured by, income, which is attributable to distributions to each such party from the Cash Escrow Account and shall file all tax and information returns applicable thereto, provided, that the Escrow Agent shall prepare and file all IRS Forms 1099-B and 1099-INT with respect to amounts disbursed from the Cash Escrow Account. The Company shall pay all income, withholding and any other taxes imposed on or measured by, income, which is not otherwise attributable to distributions made pursuant to the prior sentence.

2.3            Method of Payment. All payments from the Cash Escrow Amount to the Company, the Selling Stockholders or the Purchaser, as applicable, shall be made by wire transfer of immediately available funds to an account designated in advance as set forth in a Joint Release Instruction or Final Determination, as applicable, or, with respect to the payments described in Schedule 2, as designated in advance to the Escrow Agent by the recipient thereof.

2.4            Call Back Authorized Individuals. In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by telecopier, e-mail or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Schedule 3 and or Schedule 4 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

2.5            Certain Definitions.

(a)            “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks located in New York, New York, are obligated or authorized by applicable law to remain closed for business.

(b)            “Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing party.

(c)            “Joint Release Instruction” means a joint written instruction signed by and delivered to the Purchaser, the Company and Bollinger delivered to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Cash Escrow Amount, including wire instructions and tax forms as applicable.

(d)            “Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization other entity, including a Governmental Authority or any department, agency or political subdivision thereof.

3

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule A. In accordance with Schedule A, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees shall be paid by Purchaser.

Section 4. Limitation of Escrow Agent’s Liability.

4.1            Duties and Limitation of Liability. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement, the SPA and the Secondary SPAs only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement, the SPA and the Secondary SPAs against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the SPA or Secondary SPAs, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice, the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2            Indemnity. The Purchaser, the Company and the Selling Stockholders agree that they will jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent (or its officers, directors, employees or agents), arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Cash Escrow Account pursuant to this Agreement (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, the Purchaser may appoint a successor Escrow Agent (acceptable to the Company and Bollinger). If the Purchaser fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from the Purchaser, the Company and Bollinger as to the transfer of the Cash Escrow Amount to a successor Escrow Agent.

4

Section 7. Miscellaneous.

7.1            Representative. Unless and until the Purchaser and the Escrow Agent shall have received written notice of the appointment of a successor Seller’s Representative, each of the Company, the Purchaser and Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Seller’s Representative to act on behalf of each Selling Stockholder.

7.2            Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company, to:

Bollinger Automotive, Inc.

14925 W 11 Mile Road

Oak Park, MI 48237

Attention: Siva Kumar, CFO

Email: skumar@BollingerMotors.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue

Boston, MA 02119

Attention: David W. Kantaros

Email: dkantaros@foley.com

If to the Purchaser, to:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, CA 92821

Attention: Legal Department

Email: david@mullenusa.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

5

One Vanderbilt Avenue

New York, NY 10017-3852

Attention:	Robert Cohen and Eric Klee
Email:	RCohen@mwe.com and EKlee@mwe.com

If to Continental Stock Transfer & Trust Company in its capacity as Escrow Agent:

Continental Stock Transfer & Trust Company:

1 State Street, 30th Floor

New York, NY 10004

Attention: Trust Services, Frances E. Wolf, Jr. & Jaswinder Goraya

Facsimile: +1 212 616 7620

E-mail: fwolf@continentalstock.com  &: jgoraya@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

7.3          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.4          Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.

7.5          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of New York; and (b) each of the parties irrevocably waives the right to trial by jury.

7.6          Waiver of Jury Trial. THE PURCHASER, THE COMPANY AND BOLLINGER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

6

7.7          Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

7.8          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, the Purchaser, the Company and Bollinger. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.10        No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Selling Stockholders shall be express third party beneficiaries of this Agreement with respect to (i) payments to be released to each of them and (ii) any and all rights of the Company, to payment or otherwise, under this Agreement.

7.11        Entire Agreement. This Agreement, the SPA and the Secondary SPAs set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between this Agreement and the SPA, the SPA shall govern.

7.12        Cooperation. The Company, the Purchaser and Bollinger agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by the Purchaser, the Company, Bollinger or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

7.13        Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

7

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

THE COMPANY:

BOLLINGER MOTORS, INC.

By:
Name:	Robert Bollinger
Title:	Chief Executive Officer

THE PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:
Name:	David Michery
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:
Name:	Francis Wolf
Title:	Vice President

SELLER’S REPRESENTATIVE:

By:
Name:	Robert Bollinger

Schedule A

Escrow Agent Fees

[***]

SCHEDULE 1

Closing Payments as per FOF

[***]

SCHEDULE 2

Payments Schedule

Payments Pursuant to the SPA

Company – Automatic Releases

$7,500,000 to be released on November 5, 2022

$7,500,000 to be released on February 5, 2023

$7,500,000 to be released on May 5, 2023

$7,500,000 to be released on August 5, 2023

W-9/8 for payee account has been provided to the Escrow

Payments Pursuant to the Secondary SPAs

Robert Bollinger ($16,059,636) – Automatic Releases

$4,014,909 to be released on November 5, 2022

$4,014,909 to be released on February 5, 2023

$4,014,909 to be released on May 5, 2023

$4,014,910 to be released on August 5, 2023

W-9/8 for payee account has been provided to the Escrow

Seaport Global Asset Management and its affiliates ($3,135,108) – Automatic Releases

$783,777 to be released on November 5, 20222

$783,777 to be released on February 5, 2023

$783,777 to be released on May 5, 2023

$783,777 to be released on August 5, 2023

Seaport Affiliates

[***]

W-9/8 for payee account has been provided to the Escrow

John Masters $805,256– Automatic Releases

$201,314 to be released on November 5, 2022

$201,314 to be released on February 5, 2023

$201,314 to be released on May 5, 2023

$201,313 to be released on August 5, 2023

W-9/8 for payee account has been provided to the Escrow

SCHEDULE 3

Purchaser Call-Back Authorized Individuals

[***]

SCHEDULE 4

Wire Instructions and Company Call-Back Authorized Individuals

[***]

EXHIBIT A

SPA

EXHIBIT  B

SECONDARY SPAS

EXHIBIT C

Stock Reservation Agreement

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS PRIVATE AND CONFIDENTIAL.

stock reservation AGREEMENt

This Stock Reservation Agreement (“Agreement”) is made and entered into as of September 7, 2022, by and among: Mullen Automotive, Inc. (the “Purchaser”); Bollinger Motors, Inc., a Delaware corporation (“Company”); Robert Bollinger in his individual capacity (“Bollinger”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Transfer Agent”)

Recitals

WHEREAS, the Purchaser, Company and Bollinger will enter into a Common Stock Purchase Agreement (“SPA”), in substantially the same form as attached hereto as Exhibit A, where Purchaser will purchase 282,825 shares of the common stock of the Company (the “Company Common Stock”), representing 31.17% of the applicable equity ownership interests in the Company on a fully diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents);

WHEREAS, simultaneously with the execution of the SPA, the Purchaser will enter into certain Secondary Common Stock Purchase Agreements (each, a “Secondary SPA”) with certain stockholders of the Company (the “Selling Stockholders”) for purchase of up to 261,522 additional shares of the Company Common Stock, representing 28.83% of the applicable equity ownership interests in the Company on a fully diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents);

WHEREAS pursuant to Section 1.3(d) of the SPA, immediately prior to the closing of the SPA, Purchaser shall enter into this Agreement with the Transfer Agent, whereby the Purchaser shall instruct the Transfer Agent to reserve for issuance in the name of the Company shares of common stock of the company, par value $0.001 per share (the “Purchaser Stock”), pursuant to Section 1.3(d) of the SPA as collateral for payments to be made under Section 1.3(c) of the SPA; and

WHEREAS, pursuant to Section 1.3(e) of the SPA and Section 2 of the Secondary SPA by and between Robert Bollinger (“Bollinger”) and the Purchaser (the “Bollinger Secondary SPA”), certain shares of Purchaser Stock held by Bollinger shall be issued with an escrow restriction mutually agreeable to Bollinger and the Purchaser and set forth in Exhibit B (the “Escrow Restriction”).

Agreement

The parties, intending to be legally bound, agree as follows:

Section 1.               Defined Terms.

1.1           Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the SPA.

Section 2.               Reserved Shares and Indemnity Shares.

2.1           Reserved Shares. No later than five (5) Business Days after the Closing, the Purchaser shall instruct the Transfer Agent to reserve shares of Purchaser’s Stock valued at $38,400,000 (comprised of $32,000,000, as detailed in Section 1.3(d) of the SPA plus a 20% “cushion” equal to $6,400,000) (“Reserved Shares”), in the name of the Company, which amount shall be set forth on Schedule 2(a). The form of instruction to the Transfer Agent described in the prior sentence is attached hereto as Exhibit C. The parties agree that except as expressly authorized herein, neither the Purchaser, the Company or Bollinger shall have the right to (and shall not) alter the instructions to reserve the shares in the name of the Company as provided in this Section 2.1.

2.2           Indemnity Shares. At Closing, and pursuant to Section 1.3(e) of the SPA and Section 2 of the Bollinger Secondary SPA, the Purchaser shall provide the Transfer Agent with the Escrow Restriction to be applied to shares of Purchaser Stock received Bollinger valued at $10,000,000 (“Indemnity Shares”), together with the restrictive legends set forth in the that certain Amended and Restated Stockholder’s Agreement of the Company, dated September 7, 2022.

2.3           Shares Calculations. The initial number of Reserved Shares and the initial number of Indemnity Shares shall be calculated using the five (5) trading day volume weighted average price of the of the Purchaser Stock, which shall be determined for any trading day (or any trading period) via a Bloomberg Terminal (the “5 Day VWAP”), for such period ending two (2) days prior to the date set forth above.

2.4           Adjustments to Reserved Shares. After each Installment Payment is made under the SPA or after a Missed Installment Issuance (defined below), the value of the Reserved Shares shall be adjusted, as necessary, so that the value of the Reserved Shares is equal to the remaining total Installment Payments, plus an additional 20% of such remaining Installment Payments (the “Revised Escrow Calculation”). The Revised Escrow Calculation is to be calculated using the 5 Day VWAP as of the trading day immediately prior to the recalculation date. In the case that after calculating the Revised Escrow Calculation, the Revised Escrow Calculation exceeds the value of the Reserved Shares, the Purchaser shall increase the number of Reserved Shares by such additional number of shares of Purchaser Stock with a value sufficient to ensure that the value of all of the Reserved Shares reserved will be at least equal to the Revised Escrow Calculation within five Business Days of such calculation. In the case that after calculating the Revised Escrow Calculation, the Revised Escrow Calculation is less than the value of the Reserved Shares, the Company, Bollinger and Purchaser, shall within five business days of agreeing to the Revised Escrow Calculation, issue a joint written instruction to the Transfer Agent to reduce the number of the Reserved Shares by such number of shares of Purchase Stock having a value equal to the difference between the current value of the Reserved Shares less the Revised Escrow Calculation, and Purchaser shall cease to reserve such excess shares of Purchaser Stock.

2

2.5           Reports. Upon the request of either Purchaser, the Company or Bollinger, the Transfer Agent shall provide a statement to the requesting party that describes any deposit, distribution or deduction with respect to the Indemnity Shares in addition to quarterly account statements from the Transfer Agent.

Section 3.               Issuance of Reserved Shares and Indemnity Claims.

3.1           Issuance of Reserved Shares. Upon written notice by Bollinger or the Company to the Transfer Agent informing the Transfer Agent that the Purchaser has not timely made an Installment Payment pursuant to Schedule 1, the Transfer Agent shall, within five (5) Business Days thereafter, provide written notice to Purchaser of the non-payment notice that the Transfer Agent received from the Company or Bollinger (the “Non-Payment Notice”). If, in the case that Purchaser confirms the non-payment of the applicable Installment Payment or does not object to the Non-Payment Notice within five (5) Business Days of receipt of written notice from the Transfer Agent, the Transfer Agent is shall issue to the Company such number of Reserved Shares with a value equal to the applicable missed Installment Payment (any such issuance, a “Missed Installment Issuance”), such shares to be issued shall be calculated using the 5 Day VWAP as of the date the Installment Payment was required to be made, and the parties agree to take such action necessary to register such shares in the name of the Company. A Missed Installment Issuance shall not constitute satisfaction of the Purchaser’s obligation with respect to the applicable Installment Payment unless such issued shares are saleable under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), at the time they are issued and such shares are then sold under Rule 144 and the net proceeds received by the Company in respect of such sale equals (or exceeds) the amount of the applicable missed Installment Payment (and the parties agree that if such issued shares may be resold to the public under Rule 144 under the Securities Act at such time that they will cooperate in good faith to effect such resale under Rule 144 under the Securities Act for the account of the Company at the sole cost of the Purchaser). If within such five (5) Business Day period the Purchaser provides a written notice to the Transfer Agent, the Company and Bollinger simultaneously, of an objection to the Non-Payment Notice based solely on the Purchaser’s belief that Purchaser has already paid in-full the applicable Installment Payment that is the subject of the Non-Payment Notice, with corresponding written proof of such payment, the Transfer Agent shall hold back from the issuance of such Reserved Shares such number of Reserved Shares with a value equal to the amount in dispute. Promptly after final resolution of the dispute in accordance with Section 3.3, notice shall be provided to the Transfer Agent of such resolution by a written Joint Instruction, a copy of an Arbitration Award or copy of a Court Order. To the extent any Reserved Shares must be issued, pursuant to the resolution of any dispute described within this Section 3, the Transfer Agent shall issue such shares within five (5) Business Days of receiving written notice thereof, which notice shall be signed by the Company, Bollinger and the Purchaser. Within two (2) Business Days following payment in-full of the Installment Payments, Bollinger, the Company and the Purchaser shall instruct the Transfer Agent by written notice to eliminate the reservation of the remaining Reserved Shares.

3

3.2           Indemnity Claims. To the extent that Purchaser has a claim for indemnification pursuant to the SPA and/or the Bollinger Secondary SPA, or any claim for Fraud in connection therewith (each, an “Indemnity Claim”), the Purchaser shall provide written notice of such Indemnity Claim to the Transfer Agent, the Company and Bollinger. Until such time as the Purchaser, the Company and Bollinger provide written notice to the Transfer Agent that the Indemnity Claim has been resolved, the Escrow Restriction shall remained affixed to that certain number of Indemnity Shares having a value equal to the amount of the Indemnity Claim. Upon the eighteen (18) month anniversary of the date set forth above, the Escrow Restriction shall be removed from the Indemnity Shares except for such amount of Indemnity Shares having a value equal to the amount of any then pending Indemnity Claims, with such number of shares calculated using the 5 Day VWAP as of such date. Upon the resolution of the Indemnity Claim by Joint Instruction, an Arbitration Award or Court Order pursuant to which Indemnity Shares are to be transferred by Bollinger to the Purchaser, Bollinger shall provide written instruction to the Transfer Agent with a copy of such notice provided to the Company and the Purchaser, and Bollinger shall cooperate with the Transfer Agent to transfer that certain number of Indemnity Shares which are to be transferred to the Purchaser.

3.3           Termination of the Escrow Restriction. Except to the extent an Indemnity Claim is submitted with respect to the Indemnity Shares as set forth in Section 3.2, the Escrow Restriction shall be removed by the Transfer Agent on the day immediately after the eighteen (18) month anniversary of the date set forth above.

3.4           Disputes. All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Purchaser, Bollinger and the Company shall be resolved solely and exclusively as set forth in Section 10.9 of the SPA. In the event of a dispute, within ten (10) Business Days after receiving either (a) joint written instruction from the Purchaser, Bollinger and the Company (“Joint Instruction”), (b) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the Reserved Shares and/or the Indemnity Shares, the Transfer Agent shall take such action set forth in such Joint Instruction, Arbitration Award or Court Order.

Section 4.               Fees and Expenses.

The Transfer Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3. In accordance with Schedule 3, the Transfer Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Transfer Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Purchaser.

Section 5.               Limitation of Transfer Agent’s Liability.

5.1           The Transfer Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Transfer Agent. The Transfer Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Transfer Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Transfer Agent based upon such advice, the Transfer Agent shall not be liable to anyone. In no event shall the Transfer Agent be liable for incidental, punitive or consequential damages.

4

5.2           Purchaser and the Company hereby agree to indemnify the Transfer Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Transfer Agent, arising out of or in connection with the Transfer Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Transfer Agent.

Section 6.               Termination.

This Agreement shall terminate the latest of the (i) the date on which all Installment Payments have been made by the Purchaser to the Company; (ii) eighteen (18) months after the date set forth above; and (iii) the date when there are no Indemnity Claims pending.

Section 7.               Successor Transfer Agent.

In the event the Transfer Agent becomes unavailable or unwilling to continue assist in connection with this Agreement, the Transfer Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) days after it is given to all the other parties hereto. In such event, Purchaser may appoint a successor transfer agent (acceptable to the Company and Bollinger, acting reasonably). If Purchaser fails to appoint a successor transfer agent within fifteen (15) days after receiving the Transfer Agent’s written resignation, the Transfer Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor transfer agent. The successor transfer agent shall execute and deliver to the Transfer Agent an instrument accepting such appointment, and the successor Transfer Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Transfer Agent as if originally named as Transfer Agent herein.

Section 8.               Miscellaneous.

8.1           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

5

If to the Company, to:

Bollinger Automotive, Inc.

14925 W 11 Mile Road

Oak Park, MI 48237

Attention: Siva Kumar, CFO and Robert Bollinger, CEO

Email: skumar@BollingerMotors.com

If to Bollinger, to:

Robert Bollinger

325 Mt. Vernon Blvd

Royal Oak, MI 48073

Email: rbollingerny@yahoo.com

with a copy (which shall not constitute notice) with respect to the Company or Bollinger to:

Foley & Lardner LLP

111 Huntington Avenue

Boston, MA 02119

Attention: David W. Kantaros

Email: dkantaros@foley.com

If to the Purchaser, to:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, CA 92821

Attention: Legal Department

Email: david@mullenusa.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention:               Robert Cohen and Eric Klee

Email:                      RCohen@mwe.com and EKlee@mwe.com

If to Continental Stock Transfer & Trust Company in its capacity as Transfer Agent:

Continental Stock Transfer & Trust Company:

1 State Street, 30th Floor

New York, NY 10004

Attention: Trust Services, Henry Farrell

Facsimile: +1 212 616 7620

E-mail: hfarrell@continentalstock.com

6

Notwithstanding the foregoing, notices addressed to the Transfer Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Transfer Agent and any other Person, the Transfer Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Transfer Agent.

8.2           Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.3           Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.4           Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; and (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York.

8.5           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.6           Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7

8.7           Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, Bollinger, the Company and the Transfer Agent.

8.8           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.9           Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any. Notwithstanding the foregoing, Bollinger, on behalf of himself and the other Selling Stockholders shall be express third party beneficiaries of this Agreement with respect to any and all rights of the Company, to payment or otherwise, under this Agreement.

8.10         Entire Agreement. This Agreement, the SPA and the Bollinger Secondary SPA set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

8.11         Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

8.12         Cooperation. The Company, Bollinger and Purchaser agree to cooperate fully with each other and the Transfer Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Purchaser, Bollinger, the Company or the Transfer Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.13        Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

8

(b)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

9

In Witness Whereof, the parties have duly caused this Stock Reservation Agreement to be executed as of the day and year first above written.

THE COMPANY:

BOLLINGER MOTORS, INC.

By:
Name: Robert Bollinger
Title: Chief Executive Officer

BOLLINGER

Robert Bollinger

THE PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:
Name: David Michery
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, a New York corporation

By:
Name: Henry Farrell
Title: Vice President

[Stock Reservation Agreement Signature Page]

Schedule 1

Installment Payment Schedule

1) On the 30th calendar day following the Closing, $10,000,000 will be paid to the Company

2) On or before the fifth Business Day of November 2022, $5,500,000 will be paid to the Company

3) On or before the fifth Business Day of February 2023, $5,500,000 will be paid to the Company

4) On or before the fifth Business Day of May 2023, $5,500,000 will be paid to the Company

5) On or before the fifth Business Day of August 2023, $5,500,000 will be paid to the Company

Schedule 2(a)

Reserved Shares

Initial Number of Reserved Shares: 59,277,555

Schedule 2(b)

Indemnity Shares

Initial Number of Indemnity Shares: 15,436,863

Schedule 3

Transfer Agent’s Fees and Expenses

[***]

Exhibit A

SPA

EXHIBIT B

Escrow Restriction

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK RESERVATION AGREEMENT AMONG THE COMPANY, ROBERT BOLLINGER, PURCHASER AND THE TRANSFER AGENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCK RESERVATION AGREEMENT AND THE REMOVAL OF THIS ESCROW RESTRICTION.

EXHIBIT C

Form of Transfer Agent Instructions

[***]